American Stock Exchange Symbol - UEC Frankfurt Stock Exchange Symbol - U6Z Berlin Stock Exchange Symbol - U6Z
FOR IMMEDIATE RELEASE	March 19, 2008

Uranium Energy Corp Rejects Claims in Local Lawsuit

AUSTIN TX - March 19, 2008 - Uranium Energy Corp today dismissed as groundless allegations in a local lawsuit apparently filed this week in Victoria County, Texas; the Company has not yet been served. The lawsuit was filed in U.S. District Court by Goliad County and an individual landowner and alleges infractions of the Safe Drinking Water Act nearby to areas where the Company is currently drilling. The allegations have previously been investigated and found to be without merit by the Texas Railroad Commission, the senior regulatory agency overseeing uranium exploration efforts in the state.

In a September 2007 letter to the Goliad County Groundwater District, the Texas Railroad Commission said, "...the agency's investigation of your complaint has not revealed any practice or activity at UEC's Uranium Exploration Permit 123 that is out of compliance...We consider this investigation to be closed." In addition, the Company's Goliad project has been inspected by the state agency on a monthly basis since the close of the investigation, and no violations have been found.

As the state agency noted in an April 2007 letter to the County's attorney, the agency hydrologist "...concluded from the available information that no ground-water contamination has occurred as a result of the drilling activities." The state agency concluded its letter by noting that "[t]o date, the Commission's investigation of your complaint has not revealed any practice or activity within the approved permit area that has adversely affected the wells identified in your complaint or the related aquifer, or is out of compliance with Texas Uranium Mining Regulations...."

Uranium Energy Corp has assembled one of the most skilled and experienced teams of experts in the industry, and the Company is dedicated to meeting or exceeding every applicable environmental standard.

This case will not hamper the current exploration work. Current programs are approved and administered solely under the jurisdiction of the Texas Railroad Commission.

About Uranium Energy Corp

Uranium Energy Corp (AMEX: UEC) is a US-based junior resource company with the objective of becoming a near-term ISR uranium producer in the United States. The Company controls one of the largest historical uranium exploration and development databases in the US. Through the use of these databases, the Company has acquired advanced uranium properties throughout the southwestern US. The operational management is comprised of pre-eminent uranium mining and exploration professionals, whose collective experience in this industry gives the Company hands-on uranium mine-finding and development expertise.

Contact North America: Investor Relations, Uranium Energy Corp
Toll Free: (866) 748-1030
Fax: (512) 233-2531
E-mail: info@uraniumenergy.com

Stock Exchange Information:
American Stock Exchange Symbol: UEC
Frankfurt Stock Exchange Symbol: U6Z
Berlin Stock Exchange Symbol: U6Z
WKN: AØJDRR
ISN: US9168961038